Exhibit 10.1(b)

140 Broadway 42nd Floor New York, NY 10005 Tel (212) 813-6000 Fax (212 813-6340 www.marketaxess.com
December 19, 2008
Mr. Richard M. McVey, Chief Executive Officer
c/o MarketAxess Holdings, Inc.
140 Broadway, 42nd Floor
New York, New York 10005
Re: Amendment to Employment Agreement
Dear Rick:
          Reference is hereby made to the letter agreement between you and MarketAxess Holdings Inc. (the “Company”), dated as of May 3, 2004 (the “Employment Agreement”). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Employment Agreement. The purpose of this letter is to modify the Employment Agreement as agreed between you and the Company, including amendments that the parties agree will be interpreted to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Accordingly, the Employment Agreement is hereby amended effective as of January 1, 2005 as follows:
          1. The second sentence of the first paragraph of Section 2 of the Employment Agreement is hereby amended in its entirety to provide as follows:
“You will be eligible to receive an annual bonus subject to, and in accordance with, the Company’s annual performance incentive plan as in effect from time to time.”
          2. Section 4(a) of the Employment Agreement is hereby amended in its entirety to provide as follows:
     “(a) In the event your employment with the Company pursuant to this Letter Agreement is terminated outside the Change in Control Protection Period (as defined in Section 4(b)) other than: (x) by you voluntarily (other than as a result of your resignation for Good Reason); or (y) by the Company as a result of: (A) your willful misconduct or gross negligence in the performance of your duties under this Letter Agreement that is not cured by you within thirty (30) days after your receipt of written notice given to you by the Company; (B) your conviction of, or plea of guilty or nolo contendere to, a crime relating to the Company or any affiliate or any felony; or (C) a material breach by you of this Letter Agreement or any other material written agreement entered into between you and the Company that is not cured by you within thirty (30) days after your receipt of written notice given to you by the Company (a “Cause Event”), subject to your executing and delivering to the Company within 60 days following the date of such termination a fully

Mr. Richard M. McVey
December 19, 2008

effective waiver and general release in substantially in the form which has been provided to other senior management employed by the Company (the “Release”), which the Company will provide to you within seven (7) days following the date of termination, the Company will: (i) continue to pay you (or, in the event of your death, your estate) in accordance with this Section 4(a) your base salary for a period of twelve (12) months commencing on the date set forth below in accordance with the usual payroll practices of the Company, but off the employee payroll; (ii) pay you an amount equal to the average of the annual cash bonuses you received from the Company for the three (3) completed calendar years prior to termination, payable in accordance with this Section 4(a) in twelve (12) approximately equal monthly installments commencing on the date set forth below; (iii) pay you any accrued and earned but unpaid annual bonus for the prior calendar year that would have been paid but for such termination, payable when such annual bonus would have otherwise been paid in accordance with the applicable annual performance incentive plan; and (iv) if you (or in the event of your death, your spouse or dependents) timely elect to continue health coverage under the Company’s plan in accordance with COBRA, pay your, your spouse’s and your dependent’s continuation coverage premiums to the extent and for so long as you (or, in the event of your death, your spouse or dependents) remain eligible for such continuation coverage under the applicable plan and pursuant to applicable law, but in no event for more than twelve (12) months from the date of termination. Notwithstanding anything herein to the contrary, payment of the amounts described in subsections (i), (ii) and (iii) above shall be subject to the delay provided under Section 8(a), and in the event that such delay does not apply to the amounts described in subsection (i) and (ii), then the first payments of such amounts will made on the sixtieth (60th) day after the date of termination, which first payment will include payment of any amounts that would otherwise be due prior thereto.”
          3. Section 4(b) of the Employment Agreement is hereby amended in its entirety to provide as follows:
“ (b) In the event your employment with the Company pursuant to this Letter Agreement is terminated by you for Good Reason (as defined below) or other than: (x) by you voluntarily (other than as a result of your resignation for Good Reason); (y) as a result of your death; or (z) by the Company as a result of a Cause Event, in any case, on or within eighteen (18) months after a Change in Control (as defined in the MarketAxess Holdings Inc. 2004 Stock Incentive Plan) or within three (3) months prior to a Change in Control that constitutes a Change in Control Event within the meaning of Section 409A of Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) (the “Change in Control Protection Period”), in lieu of the payments and benefits described in Section 4(a), and subject to your executing and delivering to the Company within 60 days following the date of such termination a fully effective copy of the Release, which the Company will provide to you within seven (7) days following the date of termination, the Company will: (i) continue to pay you (or, in the event of your death, your estate) in accordance with this Section 4(b) your base salary for a period of twenty-four (24) months commencing on the

Mr. Richard M. McVey
December 19, 2008

date set forth below in accordance with the usual payroll practices of the Company, but off the employee payroll; (ii) pay you an amount equal to two (2) times the average of the annual cash bonus you received from the Company for the three (3) completed calendar years prior to such termination, which shall be payable in accordance with this Section 4(b) in twenty-four (24) approximately equal monthly installments commencing on the date set forth below; (iii) pay you any accrued and earned but unpaid annual bonus for the prior calendar year that would have been paid but for such termination, payable when such annual bonus would have otherwise been paid in accordance with the applicable annual performance incentive plan; and (iv) provide you with the benefits described in Section 4(a)(iv) (provided in the manner described therein) for up to eighteen (18) months from the date of termination. Notwithstanding anything herein to the contrary, payment of the amounts described in subsections (i), (ii) and (iii) above shall be subject to the delay provided under Section 8(a), and in the event that such delay does not apply to the amounts described in subsection (i) and (ii), then the first payments of such amounts will made on the sixtieth (60th) day after the date of termination, which first payment will include payment of any amounts that would otherwise be due prior thereto.”
          4. Section 4(e) of the Employment Agreement is hereby amended in its entirety to provide as follows:
“ (e) Upon termination of your employment for any reason, the Company will have no obligations under this Letter Agreement other than as provided above and to pay you: (i) any base salary you have earned and accrued but remains unpaid as of the date of your termination of employment, paid in accordance with the usual payroll practices of the Company; (ii) any unreimbursed business expenses otherwise reimbursable in accordance with the Company’s policies as in effect from time to time, paid in accordance with such policies and Section 8(d) below; and (iii) benefits paid and or provided in accordance with the terms of the applicable plans and programs of the Company.”
          5. The following sentence is hereby added to the end of Section 5 of the Employment Agreement to provide as follows:
“If such reduction is to be effective, the Company Payments shall be reduced in the following order: (a) any cash severance based on salary or bonus, (b) any other cash amounts payable to you, (c) any benefits valued as “parachute payments” within the meaning of Code Section 280G(b)(2); (d) acceleration of vesting of any stock option or similar awards for which the exercise price exceeds the then fair market value, and (e) acceleration of vesting of any equity not covered by clause (d) above.”
          6. A new Section 8 is hereby added to the Employment Agreement to provide as follows:
“8 Code Section 409A.

Mr. Richard M. McVey
December 19, 2008

     (a) Notwithstanding any provision to the contrary in this Letter Agreement, a termination of your employment will not be deemed to have occurred for purposes of any provision of this Letter Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Letter Agreement, references to a “termination” or “termination of employment” will mean separation from service. If you are deemed on the date of termination of your employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A, such payment or benefit will not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of your separation from service or (ii) the date of your death. On the first day of the seventh month following the date of your separation from service or, if earlier, on the date of your death, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Letter Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.
     (b) If you (or your representative) inform the Company that any provision of this Letter Agreement would cause you to incur any additional tax or interest under Code Section 409A, the Company will consider in good faith reforming such provision, after consulting with and receiving your approval (which will not be unreasonably withheld); provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without violating the provisions of Code Section 409A.
     (c) The parties agree that this Letter Agreement shall be interpreted to comply with Code Section 409A and all provisions of this Letter Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A or the provisions of this Section 8.
     (d) Any reimbursement of costs and expenses provided for under this Letter Agreement shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.
     (e) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits,

Mr. Richard M. McVey
December 19, 2008

provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect.
     (f) With regard to any installment payments provided for herein, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.
     (g) Whenever a payment under this Letter Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
     (h) To the extent that this Letter Agreement provides for your indemnification by the Company and/or the payment or advancement of costs and expenses associated with indemnification, any such amounts shall be paid or advanced to you only in a manner and to the extent that such amounts are exempt from the application of Code Section 409A in accordance with the provisions of Treasury Regulation 1.409A-1(b)(10).”
          This letter shall serve as an amendment to the Employment Agreement. Accordingly, by signing this letter, you agree to the amendments to your Employment Agreement set forth herein. All other terms of the Employment Agreement shall remain unchanged and, as amended, the Employment Agreement shall remain in full force and effect. If the terms set forth above accurately reflect the understanding between you and the Company, please execute a copy of this letter and return it to acknowledge your agreement to the foregoing.

Very truly yours, MARKETAXESS HOLDINGS INC.
By:	/s/ James N.B. Rucker
James N. B. Rucker
Chief Financial Officer

Accepted and Agreed:

/s/ Richard M. McVey Richard M. McVey